EXHIBIT 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is executed and made effective as of the 1st day of July 2010, between Jacobs Engineering Group Inc. (hereinafter referred to as “Jacobs”), and Noel G. Watson (hereinafter referred to as “Mr. Watson”).

WHEREAS, Mr. Watson is engaged in providing consulting services in the areas of special projects and client relationships; and

WHEREAS, Jacobs desires to have the services of Mr. Watson made available to it on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged by each party, the parties hereto agree as follows:

1.	Consulting Services. During the period of this Consulting Agreement, Mr. Watson agrees to perform services in a consulting capacity on a general basis and on the particular individual projects assigned and accepted in accordance with the provisions hereof. Mr. Watson agrees to provide such services on an as requested basis. Jacobs agrees to furnish Mr. Watson the use of office facilities, staff support, and supplies during the periods that the services are being performed. Mr. Watson will also be provided a company Corporate American Express Card and International Calling Card for his use in performing his services for Jacobs. He will also continue to be covered by Jacobs’ Business Travel Accident Policy, and International SOS and Control Risks programs.

2.	Term. These services will be performed between July 1, 2010, and June 30, 2011. This Consulting Agreement may be extended for additional periods by mutual agreement executed in writing between the parties.

3.	Service Requests. Any task upon which Jacobs desires the services of Mr. Watson will be provided to Mr. Watson by the President and CEO of Jacobs or his designee.

4.	Specified Cost. Jacobs shall pay Mr. Watson a quarterly retainer of Seventy-five Thousand Dollars ($75,000) per quarter through the term of this Consulting Agreement as set forth in paragraph 2. Mr. Watson shall be reimbursed at cost for reasonable travel and other usual and customary expenses incurred with the prior written approval of Jacobs in connection with the performance of his services.

5	Right to Decline. Mr. Watson shall have the right to decline the acceptance of any task requested of him by Jacobs in the event that such task may come into conflict with other activity of Mr. Watson or for any other good and sufficient reason. In such case, Mr. Watson shall give Jacobs notice in writing that he declines to accept any task within five (5) working days of receipt of said request.

6.	Progress Reports. Mr. Watson shall submit progress reports to Jacobs at reasonable intervals as may be specifically requested by Jacobs.

7.	Invoices and Payment. Mr. Watson shall be paid his quarterly retainer in advance starting July 1, 2010, payable within thirty (30) days. Mr. Watson shall promptly submit invoices for costs and expenses as they are incurred in the performance of his services. Such invoices shall be due and payable within thirty (30) days after receipt by Jacobs.

8.	Confidential Information. It is recognized that in performing the services covered by this Consulting Agreement, and as result of Mr. Watson’s former employment with Jacobs, Mr. Watson may acquire from Jacobs certain proprietary, sensitive and confidential information. Mr. Watson, therefore, agrees to hold in confidence any and all such information disclosed to it by Jacobs, except (i) information which at the time of disclosure by Jacobs to him is in the public domain; (ii) information which, after its disclosure by Jacobs to him enters the public domain through no fault of his; (iii) information which he can show was in his possession at the time of Jacobs’s disclosure to him and which was not acquired, directly or indirectly, from Jacobs; and (iv) information which was received by him before or after the time of disclosure hereunder from a third party who did not require him to hold such information in confidence and who, to the best of his knowledge and belief did not acquire it, directly or indirectly, from Jacobs under an obligation to confidence. Notwithstanding anything in this Consulting Agreement to the contrary, Mr. Watson’s obligations of confidentiality shall continue to be governed by the Employee Invention and Confidential Information Agreement previously executed by him, the terms of which are incorporated herein by reference and shall survive the completion or cancellation of this Consulting Agreement.

9.	Proprietary Rights. All materials prepared or developed by Mr. Watson in the performance and completion of services hereunder shall be and become the sole and exclusive property of Jacobs, without limitation, when made or prepared whether or not delivered to Jacobs, or subject to his right of use thereof to perform the tasks under this Consulting Agreement, and such materials, together with any materials furnished by Jacobs to him hereunder, shall be delivered to Jacobs upon request, and in any event upon completion or cancellation of this Consulting Agreement.

10.	Termination. By thirty (30) days’ prior written notice to Jacobs, Mr. Watson may terminate this Consulting Agreement at any time. Jacobs may terminate this Consulting Agreement at any time for cause. For the purposes of this Consulting Agreement, “cause” shall be limited to the following actions of Mr. Watson:

a.	Fraud, conviction of a felony, or any misdemeanor involving moral turpitude;

b.	Material breach of any provision of this Consulting Agreement;

c.	Material breach of, or willful failure to abide by, the provisions of Jacobs’ Business Conduct Policy or the Employee Invention and Confidential Information Agreement; or

d.	His resignation or removal from the Board of Directors of Jacobs.

11.	Assignment. Neither party may assign this Consulting Agreement or any part thereof without the prior consent in writing of the other party, except that it may be assigned without such consent to a successor of Jacobs, or to a person, firm, or corporation acquiring all or substantially all of the business and assets of Jacobs. No assignment of this Consulting Agreement shall relieve the assignor until this Consulting Agreement shall have been assumed by the assignee. When duly assigned in accordance with the foregoing, this Assignment shall be binding upon and shall inure to the benefit of the assignee.

12.	Subcontracts. Mr. Watson shall not be entitled to subcontract any portion of any services hereunder without the prior written consent of the Jacobs.

13.	Warranty. Mr. Watson warrants that he shall perform such services as shall be submitted and accepted hereunder in accordance with recognized professional standards but Mr. Watson shall in no event be held liable for any loss or damage, consequential or otherwise, however sustained by Jacobs as a consequence of Jacobs’s application or utilization of the services or of the results of the services provided hereunder. The foregoing warranty shall constitute the sole liability of Mr. Watson with respect to the services provided hereunder and Jacobs hereby releases Mr. Watson from and against any further liability in connection therewith.

14.	Indemnity. Since Mr. Watson is continuing as a non-employee Director of Jacobs during the term of this Agreement, Jacobs agrees that the terms and conditions of Mr. Watson’s Officers and Directors Indemnification Agreement dated February 11, 2003 shall apply to his services under this Agreement.

15.	Independent Contractor. Nothing in this Consulting Agreement shall be deemed to constitute Mr. Watson to be an employee of Jacobs. Mr. Watson shall be an independent contractor and shall have responsibility for and control over the details and means of performing his services hereunder and shall be subject to the directions of Jacobs only with respect to the scope and general results required.

16.	Integration. This Consulting Agreement contains the entire understanding between the parties with respect to the subject matter hereof, and there are no understandings or representations not set forth or incorporated by reference herein. No subsequent modifications of this Consulting Agreement shall be of any force or effect unless in writing and signed by both parties hereto.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the day and year first above written.

JACOBS ENGINEERING GROUP INC.		NOEL G. WATSON

By:	/s/ CRAIG L. MARTIN		/s/ NOEL G. WATSON
Craig L. Martin
President and CEO

Date:	July 7, 2010	Date:	July 6, 2010

3